EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) on Form S-8 of our report, relating to the consolidated financial statements of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. and the effectiveness of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A.’s internal control over financial reporting dated April 3, 2012, appearing in the Annual Report on Form 20-F of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. for the year ended December 31, 2011.

Diegem, Belgium

July 17, 2012

The statutory auditor

/s/ Michel Denayer
DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by Michel Denayer

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